Exhibit 23.2

Consent of Ernst & Young LLP

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Sandy Spring Bancorp, Inc. 2015 Omnibus Incentive Plan and Sandy Spring Bank 401(k) Plan of our reports dated March 6, 2015, with respect to the consolidated financial statements of Sandy Spring Bancorp, Inc. and the effectiveness of internal control over financial reporting of Sandy Spring Bancorp, Inc. included in its Annual Report (Form 10-K), for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

June 5, 2015